Exhibit 5

LEE CASSIDY LAW

215 Apolena Avenue

Newport Beach, California 92662

Telephone: 949-673-4510	Email: lwcassidy@aol.com

March 8, 2019

Allan Jones, Chief Financial Officer

Emaginos, Inc.

13428 Maxella Avenue, #144

Marina Del Rey, California 90292

Re:	Emaginos, Inc.
Registration Statement on Form S-1 and amendments thereto File No. 333-228248

Emaginos, Inc.:

We act as counsel for Emaginos, Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing by the Company of registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the offer and sale of up 800,000 shares of its common stock held by shareholders thereof at a price of $6.00 per share.

We have examined the Certificate of Incorporation and the By-Laws of the Company, the relevant provisions of the Virginia Stock Corporation Act, and have made inquiries of the principals of the Company. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in the Registration Statement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Based upon and relying solely upon the foregoing, we advise you that in our opinion the shares being offered have been and will be, when sold, legally issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the Commonwealth of Virginia and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

By this letter, we consent to the inclusion of our name under "Legal Matters" caption in the registration statement and amendments thereto filed on Form S-1 referenced above.

Sincerely,

/s/ Lee W. Cassidy, Esq.